PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated March 18, 2004)	Registration No. 333-112043

CORTEX PHARMACEUTICALS, INC.

11,743,710 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated March 18, 2004 of Cortex Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 6,909,091 shares of the Company’s outstanding common stock, and up to 4,834,619 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
DKR Saturn Multi-Strategy Holding Fund Ltd.(15)	33,300	33,300	0	0
DKR Saturn Event Driven Holding Fund Ltd.(16)	166,700	166,700	0	0
Ursus Capital, L.P.(35)	88,500	88,500	0	0
Ursus Offshore Ltd.(36)	61,500	61,500	0	0
JMM Trading LP(52)	130,000	130,000	0	0
Crestview Capital Master, LLC(53)	230,834	97,500	133,334	*

(15)	DKR Saturn Management L.P. (“DKR Saturn”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Multi-Strategy Holding Fund Ltd. (formerly DKR Saturn Holding Fund Ltd., the “Fund”). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. As of the date of prospectus supplement no. 5 to the prospectus dated March 18, 2004, the Fund no longer owns any shares of the Company’s common stock subject to such prospectus.
(16)	DKR Saturn Management L.P. (“DKR Saturn”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR Saturn Event Driven Holding Fund Ltd. (the “Fund”). DKR Saturn has retained certain individuals to act as the portfolio manager to the Fund managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the securities. As of the date of prospectus supplement no. 5 to the prospectus dated March 18, 2004, the Fund no longer owns any shares of the Company’s common stock subject to such prospectus.

(35)	Ursus Capital, L.P. is managed by Ursus Capital Management, L.L.C. Mr. Evan Sturza, whose business address is 1370 Avenue of the Americas, 27th Floor, New York, NY 10019, is the sole member of Ursus Capital Management, L.L.C., and possesses the power to vote and to direct the disposition of all securities held by Ursus Capital, L.P. As of the date of prospectus supplement no. 5 to the prospectus dated March 18, 2004, Ursus Capital, L.P. no longer owns any shares of the Company’s common stock subject to such prospectus.
(36)	Ursus Offshore Ltd. is managed by Ursus Capital Management Corp. Mr. Evan Sturza, whose business address is 1370 Avenue of the Americas, 27th Floor, New York, NY 10019, is the investment manager of Ursus Capital Management Corp., and possesses the power to vote and to direct the disposition of all securities held by Ursus Offshore Ltd. As of the date of prospectus supplement no. 5 to the prospectus dated March 18, 2004, Ursus Offshore Ltd. no longer owns any shares of the Company’s common stock subject to such prospectus.
(52)	Consists of 130,000 shares subject to warrants held prior to the offering that are currently exercisable, all of which are being offered pursuant to this prospectus. Glenn Hunt, whose business address is 548 King Street West, Suite 303, Toronto, Ontario Canada M5V 1M3, is a Partner of JMM Trading LP, and as such, Mr. Hunt possesses the power to vote and direct the disposition of the securities held by JMM Trading LP. DKR Saturn Multi-Strategy Holding Fund Ltd. and DKR Saturn Event Driven Holding Fund Ltd. assigned the foregoing warrants to JMM Trading LP in June 2006.
(53)	Consists of 230,834 shares subject to warrants held prior to the offering that are currently exercisable, of which 97,500 shares subject to warrants are being offered pursuant to this prospectus. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities. Ursus Capital, L.P. and Ursus Offshore Ltd. assigned the foregoing warrants to purchase up to 97,500 shares subject to this prospectus to CCM in June 2006.

All information in this prospectus supplement is as of June 7, 2006.

The date of this prospectus supplement is June 7, 2006.